EXHIBIT 99.1

PRESS RELEASE

ESCALADE REPORTS RESULTS FOR THIRD QUARTER

Evansville, IN (October 31, 2011) Escalade, Incorporated (NASDAQ: ESCA) announced that revenues for the third quarter of 2011 were relatively flat with the same period in 2010. Concern over economic volatility has resulted in retailers cautiously managing inventory levels, which has slowed sales growth in certain of the Sporting Goods product lines. Year to date, consolidated revenue was up 9.1% over the same period last year.

The Company recorded an operating loss in the third quarter of 2011 driven largely by accelerated depreciation expense related to the anticipated replacement of its Oracle ERP system. Net operating loss for the quarter was $0.9 million and net operating income for the first nine months of 2011 was $3.9 million compared to operating income of $2.4 million and $7.2 million for the three and nine month periods last year, respectively. Without the accelerated depreciation expense of $2.2 million, the Company would have recorded operating income of $1.4 million and $6.1 million for the three and nine month periods of 2011.

Revenues from the Sporting Goods business were down 2.6% for the third quarter and up 9.3% for the first nine months of 2011, compared with the same periods last year. The Company expects sales in the fourth quarter to exceed fourth quarter last year.

Compared to last year, revenues from the Information Security and Print Finishing business were up 9.1% and 8.6% for the third quarter and first nine months of 2011, respectively. Excluding the effects of changes in currency exchange rates, revenues in this segment were up 5.4% and 5.4% for the third quarter and first nine months of 2011, respectively. The Company is experiencing a softening in the government and commercial channels for Information Security and Print Finishing products and expects growth in the fourth quarter to be less than that experienced in the first nine months of the year.

The overall gross margin ratios for the third quarter and first nine months of 2011 were 28.9% and 32.0%, respectively, compared to 32.2% and 33.1%, respectively, for same periods last year. Additional sales promotions in the Sporting Goods segment resulted in a lower gross margin percentage in the third quarter this year as compared with the third quarter last year. The Information Security and Printing Finishing segment incurred warranty cost related to replacement of an electronic component on a single product sold to a limited commercial customer base. Warranty cost related to this product for the quarter and first nine months of 2011 was $400 thousand and $455 thousand, respectively. Of this expense, $300 thousand is recorded as an accrued liability.

Compared to the same periods last year, consolidated selling, general and administrative (“SG&A”) costs increased 34.9% in the third quarter and 21.8% in the first three quarters of 2011. The Company continues to reinvest in product development and marketing efforts. In addition, the Company recorded $2.2 million of accelerated depreciation in the third quarter of 2011 and will record a similar expense in the fourth quarter of 2011.

Other income for the quarter and first nine months of 2011 was $0.8 million and $1.1 million higher than same periods last year, respectively. The increase is largely the result of growth in one of the Company’s joint ventures.

“Sales thus far in 2011 are up 9% over last year, driven by expanded product distribution and strong acceptance of new products,” stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. “However, we experienced flat sales in the third quarter, as retailers lowered inventory levels in response to current economic uncertainty. We anticipate steady sales growth in the upcoming quarters, based on strong customer acceptance of recently launched products.”

Escalade is a leading manufacturer and marketer of sporting goods and information security and print finishing products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

ESCALADE, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	01 October 2011	02 October 2010	01 October 2011	02 October 2010	01 October 2011	02 October 2010

NET SALES	$28,734	$28,565	$97,582	$89,471	$128,767	$118,514

OPERATING EXPENSES
Cost of goods sold	20,428	19,369	66,344	59,813	90,005	81,830
Selling and administrative	8,725	6,469	26,064	21,398	32,370	27,541
Amortization	436	368	1,245	1,042	1,492	1,283

OPERATING INCOME (LOSS)	(855)	2,359	3,929	7,218	4,900	7,860

OTHER INCOME (EXPENSE)
Interest expense	(117)	(223)	(529)	(1,005)	(687)	(1,140)
Other income	1,065	275	1,700	586	3,164	1,659

INCOME BEFORE INCOME TAXES	93	2,411	5,100	6,799	7,377	8,379

PROVISION FOR INCOME TAXES	473	1,239	2,792	2,963	2,847	3,431

NET INCOME (LOSS)	$(380)	$1,172	$2,308	$3,836	$4,530	$4,948

PER SHARE DATA
Basic earnings (loss) per share	$(0.03)	$0.09	$0.18	$0.30	$0.35	$0.39
Diluted earnings (loss) per share	$(0.03)	$0.09	$0.17	$0.29	$0.34	$0.37
Cash dividends paid	$0.25	—	$0.25	—	$0.35	—

Average shares outstanding	12,871	12,740	12,838	12,712	12,824	12,698

CONSOLIDATED CONDENSED BALANCE SHEET

(Unaudited, In Thousands)

	01 October 2011	25 December 2010	02 October 2010
ASSETS
Current assets	$68,090	$55,010	$55,309
Property, plant & equipment – net	13,879	19,844	19,929
Other assets	27,471	27,302	26,511
Goodwill	25,646	25,397	25,788
Total	$135,086	$127,553	$127,537

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$40,456	$30,878	$32,973
Other liabilities	7,708	9,645	7,500
Stockholders’ equity	86,922	87,030	87,064
Total	$135,086	$127,553	$127,537